UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 30, 2008

HECLA MINING COMPANY

(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-8491	77-0664171
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6500 North Mineral Drive, Suite 200

Coeur d’Alene, Idaho 83815-9408

(Address of Principal Executive Offices) (Zip Code)

(208) 769-4100

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Entry into Third Amendment to Credit Agreement

On April 16, 2008, we announced the entry into an Amended and Restated Credit Agreement with The Bank of Nova Scotia (the “Credit Agreement”) for a $380 million debt facility, consisting of a $140 million three year amortizing term facility maturing on March 31, 2011, and a $240 million bridge facility originally maturing on October 16, 2008. Funds from the Credit Agreement, together with internal cash sources, were used to fund the cash portion of our purchase of the remaining 70.27% interest of the Greens Creek joint venture in April 2008. The Credit Agreement is incorporated herein by reference hereto from Exhibit 10.1.

On October 16, 2008, we announced that we had repaid in the six months prior $200 million of the $240 million bridge facility and extended the maturity date for the remaining $40 million of the bridge facility pursuant to the First Amendment to Amended and Restated Credit Agreement with The Bank of Nova Scotia (the “First Amendment”), which is incorporated by reference hereto from Exhibit 10.2. The First Amendment extended the maturity date of the remaining portion of the bridge facility to February 16, 2009; provided, however, that we furnish our lenders with a life of mine plan for each of the Greens Creek Mine and the Lucky Friday Mine by November 14, 2008 (“First Amendment Hecla Mine Plan”), and our lenders do not notify us that such First Amendment Hecla Mine Plan is unsatisfactory by December 10, 2008.

On December 10, 2008, we announced that our lenders notified us that the First Amendment Mine Plan was satisfactory, thereby confirming a maturity date of February 16, 2009 for the remaining $40 million of the bridge facility. We also entered into the Second Amendment to Amended and Restated Credit Agreement with The Bank of Nova Scotia (the “Second Amendment”) which is incorporated by reference hereto from Exhibit 10.3. The Second Amendment waived for up to $20,000,000 of net proceeds received by us in a financing by December 31, 2008 (which includes the offering of (i) approximately 10.24 million shares of our common stock, par value $0.25 per share, at an offering price of $2.05 per share, (ii) Series 1 warrants to purchase up to approximately 7.68 million shares of our common stock at an initial exercise price of $2.45 per share, and (iii) Series 2 warrants to purchase up to 7.68 million shares of our common stock at an exercise price of $2.35 per share) the requirement that the proceeds be used for paying down the bridge loan or the term facility.

On December 31, 2008, we announced we had entered into the Third Amendment to Amended and Restated Credit Agreement with The Bank of Nova Scotia (the “Third Amendment,” together with the First Amendment and the Second Amendment, the “Amendments”), which is incorporated by reference hereto from Exhibit 10.4. The Third Amendment moved the $18.3 million quarterly principal payment due on our term facility on December 31, 2008 to February 13, 2009 and also provided us covenant relief for the period ended December 31, 2008. In exchange for this principal payment deferral and covenant relief, we have agreed in the Third Amendment to (i) increase the interest rate on our term facility to 6% over LIBOR or 5% over the base rate, (ii) additional reporting requirements, (iii) grant additional security interests on the assets of our domestic subsidiaries with limited exceptions, (iv) have all our domestic subsidiaries guaranty the term facility and bridge facility with limited exceptions, (v) additional limitation on our covenants until February 13, 2009, (vi) keep unencumbered cash on hand in an amount not less than $10,000,000, (vii) retain a chief restructuring officer as further described below in this Item 1.01 and Item 5.02, and (viii) move the maturity date of the bridge facility from February 16, 2009 to February 13, 2009. The Third Amendment is incorporated herein by reference hereto from Exhibit 10.4.

The Credit Agreement, as amended, contains representations and warranties we made. The assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules that we have exchanged in connection with signing the Credit Agreement and the Amendments. While we do not believe that they contain information securities laws require us to publicly disclose other than information that has already been so disclosed, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Credit Agreement, as amended. Accordingly you should not rely on the representations and warranties as characterizations of the actual state of facts, since they are modified in important part by the underlying disclosure schedules. The Credit Agreement and the Amendments have been incorporated by reference herein to provide you with information regarding their terms. They are not intended to provide any other factual information about us and are subject to change as described above in connection with the syndication of the credit facilities. Such information about us can be found elsewhere in other public filings we have made with the Securities and Exchange Commission, which are available without charge at www.sec.gov.

The disclosure schedules contain information that has been included in our general prior public disclosures, as well as potential additional non-public information. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the Credit Agreement, as amended, which subsequent information may or may not be fully reflected in public disclosures.

Entry into Agreement with Alvarez & Marsal

On December 31, 2008, Hecla Mining Company (the “Company”) announced the entry into an engagement letter (the “Engagement Letter”), with Alvarez & Marsal North America, LLC (“A&M”), an independent global professional services firm, specializing in providing turnaround management, performance improvement and corporate advisory services. The Engagement Letter was approved by the board of directors of the Company (the “Board”) on December 30, 2008.

Under the Engagement Letter, Mr. Stanley E. Speer will serve as Chief Restructuring Officer of the Company with assistance from additional A&M personnel (the “Additional Personnel”). Mr. Speer has served as a Managing Director with A&M since 2006. Recent notable assignments include leading a manufacturer undergoing a Department of Justice investigation through a significant business process change and control implementation, developing a turnaround strategy for a technology company and advising a bank group on an out-of-court restructuring of a B2B media company. From 2003 to 2006, Mr. Speer served as Chief Financial Officer and Continuing Estate Representative of Sun World International Inc., a fully-integrated agricultural company that was a subsidiary of publicly held Cadiz Inc. (“Cadiz”), a real estate and water resource management company for which Mr. Speer served as Chief Financial Officer for the 6 years prior to 2003. Prior to Cadiz, Mr. Speer was a partner with Coopers & Lybrand L.L.P., where he spent 14 years in the Los Angeles office specializing in business reorganizations.

Mr. Speer and the Additional Personnel will perform a financial review of the Company, assist the Chief Executive Officer of the Company (the “CEO”) in the identification of cost reduction and operations improvement opportunities, assist the CEO in developing for the Board’s review possible restructuring plans or strategic alternatives for maximizing the Company’s ability to meet its cash needs as well as to maximize the enterprise value of the Company’s business lines, serve jointly with the Chief Financial Officer of the Company as the principal contact with the Company’s lenders and other creditors with respect to the Company’s financial and operational matters and perform such other services as requested or directed by the Board and the CEO. Mr. Speer and the Additional Personnel will report to the CEO and the Board.

The Company will pay A&M $650 per hour for Mr. Speer’s services under the Engagement Letter and will pay A&M additional compensation at rates ranging from $225 to $850 per hour with respect to services provided by the Additional Personnel. The Company will reimburse A&M for reasonable out-of-pocket expenses, including travel and lodging. In addition, the Company and A&M agreed to seek an agreement within 45 days regarding the amount and terms of incentive compensation to be paid to A&M (the “Incentive Fee”).

The Engagement Letter may be terminated by either the Company or A&M without cause upon 10 days’ written notice. If the Company terminates the Engagement Letter without defined cause or A&M terminates the Engagement Letter for defined good reason, A&M will receive any Incentive Fee if the triggering event occurs within six months of the termination. If the Company terminates the Engagement Letter for defined cause at any time, the Company shall be relieved of all of its payment obligations under the Engagement Letter, except for the payment of fees and expenses through the effective date of termination, the maintenance of director and officer liability insurance for two years following termination and the obligation to indemnify Mr. Speer, the Additional Personnel and A&M against certain claims or losses arising out of their performance of services for the Company.

The Engagement Letter also restricts the Company’s ability to solicit or hire employees of A&M for a period of two years following the termination of the engagement.

A copy of the Company’s press release issued on December 31, 2008, relating to the foregoing, is filed as Exhibit 99.1 hereto and incorporated herein by reference.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 30, 2008, the Registrant appointed Stanley E. Speer, 48, as the Registrant’s Chief Restructuring Officer pursuant to the Engagement Letter described in Item 1.01 above. The Engagement Letter was approved by the Registrant’s Board of Directors on December 30, 2008.

There are no family relationships between Mr. Speer and any director or executive officer of the Company. Mr. Speer has not entered into any related party transactions with the Company that are required to be disclosed pursuant to Item 404(a) of Regulation S-K. Under the terms of the Engagement Letter, Mr. Speer will continue to be employed by A&M as a managing director and, while rendering services to the Company, will continue to work with A&M personnel in connection with other unrelated matters. As a result, Mr. Speer will not receive any compensation directly from the Company and will not participate in any of the Company’s employee benefit plans. The disclosure set forth in Item 1.01 with respect to Mr. Speer is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(99)	Exhibits.

Exhibit Number	Description
10.1	Amended and Restated Credit Agreement dated April 16, 2008, by and among Hecla Mining Company, various Lenders, and The Bank of Nova Scotia, as the Administrative Agent for the Lenders, and Scotia Capital as Sole Lead Arranger and Sole Bookrunner. Filed as Exhibit 10.1 to registrant’s Current Report on Form 8-K filed on April 22, 2008 (File No. 1-8491), and incorporated herein by reference.

10.2	First Amendment to Credit Agreement effective October 16, 2008, by and among Hecla Mining Company, The Bank of Nova Scotia, as the Administrative Agent for the Lenders, and various Lenders. Filed as Exhibit 10.2 to registrant’s Current Report on Form 8-K filed on October 16, 2008 (File No. 1-8491), and incorporated herein by reference.

10.3	Second Amendment to Credit Agreement effective December 10, 2008, by and among Hecla Mining Company, The Bank of Nova Scotia, as the Administrative Agent for the Lenders, and various Lenders. Filed as Exhibit 10.4 to registrant’s Current Report on Form 8-K filed on December 11, 2008 (File No. 1-8491), and incorporated herein by reference.

10.4	Third Amendment to Credit Agreement effective December 30, 2008, by and among Hecla Mining Company, The Bank of Nova Scotia, as the Administrative Agent for the Lenders, and various Lenders.*

99.1	Press Release dated December 31, 2008 announcing the entry into the Third Amendment to Credit Agreement and entry into the Engagement Letter in connection with the appointment of Stanley E. Speer as Chief Restructuring Officer of the Company.*

*	Filed herewith.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 31, 2008

Hecla Mining Company

By:	/s/ James A. Sabala
James A. Sabala
Senior Vice President & Chief Financial Officer